Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the registration statement on Form S-3 of our report dated April 1, 2024 (except for the effects of the discontinued operations described in Notes 1 and 3, to which the date is February 14, 2025) with respect to the consolidated financial statements of XBP Europe Holdings, Inc. as of December 31, 2023 and 2022 and for each of the years in the two-year period ended December 31, 2023, which appears in this Current Report on Form 8-K.

/s/ UHY LLP

Sterling Heights, Michigan

February 14, 2025